Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 44 to the Registration Statement No. 811-03583 on Form N-1A of Fidelity Mt. Vernon Street Trust, of our report dated January 11, 2005 appearing in the Annual Report to Shareholders of Fidelity Growth Company Fund for the year ended November 30, 2004.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/Deloitte & Touche LLP
Deloitte & Touche LLP
Boston, Massachusetts
January 27, 2005